Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 ______	FIRM/AFFILIATE OFFICES _____
TEL: (212) 735-3000 FAX: (212) 735-2000 June 12, 2023	BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON _____ BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE TOKYO TORONTO

Compute Health Acquisition Corp.

1100 North Market Street, 4th Floor

Wilmington, DE 19890

RE:     U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to Compute Health Acquisition Corp., a Delaware corporation (“Compute Health”), in connection with the Business Combination Agreement, dated as of February 9, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Agreement”), by and among Compute Health, Compute Health Corp., a Delaware corporation and wholly owned subsidiary of Compute Health (“Merger Sub I”), Compute Health LLC, a Delaware limited liability company and wholly owned subsidiary of Compute Health (“Merger Sub II”), Allurion Technologies, Inc., a Delaware corporation (“Allurion”) and Allurion Technologies Holdings, Inc., a Delaware corporation (“New Allurion”). The Agreement, among other things, provides for Compute Health to be merged with and into New Allurion, with New Allurion being the surviving company (the “CPUH Merger”). This opinion is being delivered in connection with the Registration Statement (CIK No. 0001964979) of New Allurion on Form S-4 filed on February 14, 2023 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

Compute Health Acquisition Corp.

June 12, 2023

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants, and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by Compute Health, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of Compute Health (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants and agreements are, and will continue to be, including through the completion of the CPUH Merger, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants, and agreements set forth in the documents referred to above and the statements, factual representations, covenants, and agreements made by Compute Health, including those set forth in the Officer’s Certificate.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Compute Health Acquisition Corp.

June 12, 2023

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for United States federal income tax purposes, the CPUH Merger should qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the CPUH Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading

“U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP